SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 7, 2009

MAGNA ENTERTAINMENT CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30578	98-0208374
(Commission File Number)	(I.R.S. Employer Identification No.)

337 Magna Drive, Aurora, Ontario, Canada	L4G 7K1
(Address of Principal Executive Offices)	(Zip Code)

(905) 726-2462

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On April 7, 2009, Magna Entertainment Corp. (“MEC) entered into an engagement letter with FTI Consulting, Inc. in connection with obtaining certain financial advisory and consulting services, subject to the approval of the United States Bankruptcy Court for the District of Delaware.  Among other things, the agreement provides for the services of Greg Rayburn as interim Chief Executive Officer.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2009, MEC announced that it had accepted the resignation of Frank Stronach from his office as Chief Executive Officer of MEC and appointed Greg Rayburn as Interim Chief Executive Officer of MEC, subject to the approval of the United States Bankruptcy Court for the District of Delaware.  If approved, Mr. Rayburn will assume the customary responsibilities of the Chief Executive Officer including leading MEC’s Chapter 11 restructuring activities and overseeing the sale of MEC’s assets. Mr. Rayburn will report directly to MEC’s Board of Directors. Mr. Rayburn is currently a senior managing director and the practice leader of FTI Palladium Partners. He has more than 26 years of experience advising companies and boards of directors in several in-court and out-of-court restructurings and has previously served as CEO or CRO of other troubled companies, including WorldCom, aaiPharma and Muzak Holdings LLC.  Frank Stronach, will retain his position as Chairman of the Board of Directors.

Additionally, on April 7, 2009 the Board of Directors of MEC have appointed Warren Mosler, 59, to serve as an independent member of the Board of Directors. Mr. Mosler has not yet been appointed to any standing committees.

On April 7, 2009, MEC issued a press release relating to the foregoing, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01                                             Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1                               Press Release dated April 7, 2009 entitled “Magna Entertainment Corp. announces appointments of Interim Chief Executive Officer and Independent Director”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP.
(Registrant)

April 9, 2009	by:	/S/WILLIAM G. FORD
William G. Ford,
Secretary